Exhibit 21

SUBSIDIARIES OF REGISTRANT (consolidated as of March 31, 2014)

ORGANIZED UNDER
LAW OF
Alliance One International, Inc.	Virginia
Alliance One Brasil Exportadora de Tabacos Ltda.	Brazil
Alliance One International A.G.	Switzerland
Alliance One International Services Limited	United Kingdom
Alliance One International Singapore Pte Ltd.	Singapore
Alliance One International Tabak B.V.	The Netherlands
Alliance One Macedonia AD	Macedonia
Alliance One Rotag AG	Germany
Alliance One Services (Thailand)	Thailand
Alliance One Specialty Products - LLC	North Carolina
Alliance One Tobacco (Kenya) Limited	Kenya
Alliance One Tobacco (Malawi) Limited	Malawi
Alliance One Tobacco Argentina S.A.	Argentina
Alliance One Tobacco Bulgaria EOOD	Bulgaria
Alliance One Tobacco Canada, Inc.	Canada
Alliance One Tobacco d.o.o.	Serbia
Alliance One Tobacco Guatemala, S.A.	Guatemala
Alliance One Tobacco Tanzania Ltd.	Tanzania
Alliance One Tutun A.S.	Turkey
Alliance One Zambia Ltd.	Zambia
DIMON Hellas Tobacco S.A.	Greece
Gadora Tobacco P.S.C.	Jordan
Global Leaf Trading - FZE	Dubai
Intabex Netherlands BV	The Netherlands
International Tobacco Funding, S.L.	Spain
Leaf Trading Company Ltd.	Russia
Mauritius Tobacco Investments Ltd.	Mauritius
P.T. Alliance One Indonesia	Indonesia
P.T. Indonesia Tri Sembilam	Indonesia
Rio Grande Tabacos Ltda.	Brazil
Standard Commercial SA	Switzerland
Standard Commercial Tobacco (M) Ltd.	Malawi
Standard Commercial Tobacco Company (UK) Ltd.	United Kingdom
Standard Commercial Tobacco Services (UK) Ltd.	United Kingdom
Trans-Continental Leaf Tobacco Corporation	Leichtenstein
World Leaf Trading - Africa	Mauritius
World Leaf Trading - Cayman	Cayman Islands
World Leaf Trading - FZE	Dubai